Exhibit 10.15

COOPERATIVE AGREEMENT

THIS AGREEMENT, dated this 19th day of July, 2002, is made and entered by and between Mirenco, Inc., an Iowa Corporation, located at 206 May Street, Radcliffe, Iowa 50230 (hereinafter “Mirenco”); and the Iowa Foundation for Educational Administration Inc., an Iowa 501(c)(3) non-profit corporation, located at 12199 Stratford Drive, Clive, Iowa 50325 (hereinafter “Foundation”).

WHEREAS, the Foundation desires to create and administer a Bus Emissions Education Program (hereinafter “BEEP”) to provide K-12 school districts in Iowa with the opportunity to test their school bus tailpipe emission levels and to utilize, if necessary or desirable, the contracted services, provided by Mirenco, to lower school bus emission levels.

WHEREAS, Mirenco desires to participate in BEEP to work with K-12 school districts in the state of Iowa to test tailpipe emission levels from school buses and to evaluate districts’ need for a system designed to lower emissions levels.

WHEREAS, the Foundation desires to contract with Mirenco to provide the tailpipe emissions testing and evaluation on various school districts’ buses.

WHEREAS, Mirenco and the Foundation desire to enter into a contract for the purpose of defining their respective rights and obligations in connection with said BEEP.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and upon the following terms and conditions, the Foundation and Mirenco agree as follows:

I.	FOUNDATION RESPONSIBILITIES

A.	GENERAL: Foundation agrees to provide certain management services for BEEP.

B.	SPECIFIC: The following management services shall be performed by School Administrators of Iowa (“SAI”), by and through the Foundation:

1.	Provide access to all of Iowa’s local school district superintendents.

2.	Serve as liaison between Mirenco and the Iowa Department of Education’s Pupil Transportation program.

3.	Receive and deposit all fundraising monies for BEEP.

4.	Perform bookkeeping and accounting functions for BEEP.

5.	Disburse BEEP funds from time to time as determined by the Foundation.

6.	Perform bookkeeping/certification/report filing functions for BEEP.

7.	Provide communications/press releases/publicity opportunities for BEEP.

8.	Facilitate and participate in advisory board functions.

9.	Serve as liaison with area education agency curriculum consultants.

10.	Commit the efforts of the SAI executive director in furtherance of BEEP as contemplated by this Agreement.

11.	Provide meeting room facilities and services.

II.	MIRENCO’S RESPONSIBILITIES

A.	GENERAL: Mirenco agrees to provide all emissions testing and fundraising activities for BEEP.

B.	SPECIFIC: The following specific services will be provided by Mirenco to help implement BEEP:

1.	Perform all solicitation and fund-raising activities for BEEP and forward all such funding to the Foundation for deposit and subsequent disbursement.

2.
Provide semi-annual testing, in accordance with Mirenco’s internal procedures for conducting such tests, of all participating diesel school buses in the state of Iowa to determine the base level of particulate tailpipe emissions. All testing is to occur at school bus garage facilities.

3.	Schedule Mirenco’s bus testing dates with either the state inspectors or with individual school districts, if such state inspections are discontinued.

4.	Determine a reasonable target emissions level based on the results of the baseline testing and make recommendations to individual school districts for meeting the target levels.

5.	Organize test results in written reports to be given to the Foundation.

6.	Identify, as part of the emissions evaluation process, those school buses which would be best served by Mirenco’s DriverMax® system.

7.	Install DriverMax® units on buses identified as best suited for the systems beginning in the year 2003.

III.	PAYMENT

A.	In consideration for the services provided by Mirenco to BEEP, the Foundation agrees to pay to Mirenco the following:

1.	$100 per each emissions test performed.

2.	Mirenco’s reasonable out-of-pocket costs associated with the installation of DriverMax® systems on targeted buses.

B.
In exchange for the Foundation’s administrative services to BEEP, the Foundation shall retain the following amounts from funds raised for BEEP to defray the indirect costs to the Foundation of administering BEEP:

	Program Funding	Rate of Reimbursement for Indirect Costs

1.	Up to $1,000,000	5.0%

2.	$1,000,000-$2,000,000	4.5%

3.	$2,000,000-$3,000,000	4.5%

4.	$3,000,000-$4,000,000	3.5%

If the funding of the Program exceeds $4,000,000 the rate of reimbursement for indirect costs will be renegotiated between the parties.

IV.  CONTRACT TERM

This Agreement shall begin on February 25, 2002, and shall continue until February 24, 2007.

V.  TERMINATION

This Agreement may be terminated by either party, with or without cause, upon sixty (60) days written notice to the other party. Upon termination, any and all remaining funds raised for BEEP, less any payment due to Mirenco for services performed under the terms of this Agreement to that time, shall be retained by the Foundation for educational use as determined by the Foundation.

VI.  INDEMNIFICATION

A. Indemnification	of the Foundation

To the fullest extent permitted by law, Mirenco agrees to defend, pay on behalf of, indemnify, and hold harmless the Foundation, its directors, employees and volunteers and others working on behalf of the Foundation against any and all claims, demands, suits or loss, including any and all outlay and expense connected therewith, and attorneys fees, and for any damages which may be asserted, claimed or recovered against or from the Foundation, its directors, elected and appointed officials, employees or volunteers or others working on behalf of the Foundation, by reason of personal injury, including bodily injury or death, and property damages, including loss or use thereof, and any other claims which may arise out of or are in any way connected or associated with the work and/or services provided by Mirenco to the Foundation pursuant to the specific enumerated provisions of Section II- B of this Agreement and BEEP.

It is the intention of the parties that the Foundation, its directors, elected and appointed officials, employees, volunteers or others working on behalf of the Foundation shall not be liable or in any way responsible for the validity of any emissions testing results or any injury, damage, liability, loss or expense resulting to Mirenco, its officers, employees, subcontractors, and others participating in BEEP due to accidents, mishaps, misconduct, negligence or injuries either in person or property resulting from the activities of Mirenco pursuant to the provision of this Agreement, except for and to the extent caused by negligence of the Foundation.

B.	Indemnification of Mirenco

To the fullest extent permitted by law, the Foundation agrees to defend, pay on behalf of, indemnify, and hold harmless Mirenco, its directors, employees and others working on behalf of Mirenco against any and all claims, demands, suits or loss, including any and all outlay and expense connected therewith, and attorneys fees, and for any damages which may be asserted, claimed or recovered against or from Mirenco, its directors, employees or others working on behalf of Mirenco, by reason of personal injury, including bodily injury or death, and property damages, including loss or use thereof, and any other claims which may arise out of or are in any way connected or associated with the work and/or services provided by the Foundation to Mirenco pursuant to the specific enumerated provisions of Section I- B (1-11) of this Agreement and BEEP.

VII. OWNERSHIP OF EMISSION SYSTEMS

All DriverMax® systems installed by Mirenco on school buses during the term of this Agreement shall remain the property of Mirenco, subject to any subsequent agreements made between Mirenco and individual school districts.

VIII. OWNERSHIP OF AND ACCESS TO EMISSIONS REPORTS

All emissions testing and evaluation reports, including all information contained therein, shall remain the property of Mirenco. Mirenco shall provide the Foundation with access to such reports and information during and after the term of this Agreement upon the written request of the Foundation.

IX. INSURANCE

Mirenco will carry Commercial General Liability insurance including Product Liability and Personal and Advertising Injury coverage in policy limits of no less than one million dollars ($1,000,000).

X. INTERPRETATION

Words and phrases herein shall be interpreted and understood according to the context in which they are used. This Agreement hereto constitutes the entire agreement between the parties hereto with respect to the subject matters hereof. Any purported change in the terms of the Agreement shall not be binding upon either of the parties unless in writing and signed by authorized representatives of both.

XI. CAPTIONS

The captions in the Agreement are included for convenience of reference only and shall in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

XII. ENTIRE AGREEMENT

The Agreement constitutes the entire agreement between the parties hereto.

XIII. AMENDMENTS

The Agreement shall not be modified or amended without the consent of each party hereto, which consent must be evidenced by an instrument in writing executed by each party hereto, or by their respective successors or permitted assigns.

XIV. AUTHORIZATION

The Agreement has been duly authorized, executed and delivered by the parties hereto and constitutes a legal, valid and binding obligation of such parties, enforceable in accordance with its terms. Each individual signatory hereto represents and warrants that such person is duly authorized to execute the Agreement on behalf of their respective principal.

XV. COMPLIANCE WITH LAWS

Both parties agree to comply with all state and Federal laws and regulations applicable to its operations and the performance of its duties under the Agreement during the term hereof.

XVI. ENFORCEMENT AND WAIVER

Each party has the right at all times to enforce the provisions of the Agreement in strict accordance with the terms, notwithstanding any conduct or custom on the part of such party in refraining from so doing at any time or times. The failure of a party hereto at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the respective parties hereto are cumulative and concurrent, and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

XVII. SEVERABILITY

If any provision of the Agreement shall be held invalid under any applicable statute or regulation or decision of a court of competent jurisdiction, such invalidity shall not affect any other provision of the Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

XVIII. BINDING EFFECT

The Agreement is binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

XIX. NOTICES

Notices or consents of any kind required or permitted under the Agreement shall be in writing and deemed delivered if delivered in telegraphed to the appropriate party as follows:

1.	If to Mirenco, Inc.:

Mirenco, Inc.
206 May Street
Radcliffe, Iowa 50230
Attn: Dwayne Fosseen

2.	If to Iowa Foundation for Educational Administration Inc.:

School Administrators of Iowa (SAI)
12199 Stratford Drive
Clive, Iowa 50325
Attn: Troyce Fisher

or at such other address or to the attention of such other individual as shall be specified by the respective parties by written notice.

XX. COUNTERPARTS

The Agreement may be executed in one or more counterparts, each of which is deemed to be an original, but all of which together constitute but one and the same instrument.

XXI. THIRD PARTY BENEFICIARIES

It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action or to enforce any provisions of this Agreement against either of the parties hereto.

XXII.  GOVERNING LAW/JURISDICTION

This Agreement shall be deemed to have been made in and shall be governed by and construed in accordance with the laws of the State of Iowa. This Agreement shall be performed by the parties in Des Moines, Polk County, Iowa, and parties hereby consent to personal jurisdiction therein.

XXIII.    INCORPORATION

Any and all exhibits, certificates, schedules and documents attached to the Agreement for all purposes shall be considered a part of the Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hands and caused this agreement to be executed in duplicate, each of the copies shall be for all purposes considered an original agreement on the date written below.

MIRENCO, INC.

7-19-02	By:	/s/ DWAYNE FOSSEEN
Date

7-19-02	By:	/s/ J. R. RELICK
Date
IOWA FOUNDATION FOR EDUCATIONAL ADMINISTRATION, INC.

7-19-02	By:	/s/ CYNTHIA L. MORGAN
Date

7-19-02	By:	/s/ DR. TROYCE L. FISHER
Date

STATE OF IOWA              )
                                             ) ss:
COUNTY OF HARDIN    )

On this 19th day of July, 2002, before me, a Notary Public in and for the State of Iowa, personally appeared Dwayne Fosseen and J.R. Relick, to me personally known, who being by me duly sworn, do say that they are the CEO and COO, respectively, of Mirenco, Inc.; that the seal affixed to the foregoing instrument is the seal of the Board of Directors (or no seal has been procured by the Board); that the instrument was signed (and sealed) on behalf of and pursuant to authorization by the said Board of Directors; and that Dwayne Fosseen and J.R. Relick acknowledged the execution of the instrument to be the voluntary act and deed of Mirenco, Inc., by it and by them voluntarily executed.

By:	/s/ DENISE MARTIN
Notary Public in and for the State of Iowa

STATE OF IOWA         )
                                        ) ss:
COUNTY OF POLK    )

On this 19th day of July, 2002, before me, a Notary Public in and for the State of Iowa, personally appeared Troyce L. Fisher and Cynthia L. Morgan, to me personally known, who being by me duly sworn, do say that they are the Executive Director and State President, respectively, of the Iowa Foundation for Educational Administration, Inc.; that the seal affixed to the foregoing instrument is the seal of the                          (or no seal has been procured by the Board); that the instrument was signed (and sealed) on behalf of and pursuant to authorization by the said Board of Directors; and that Troyce L. Fisher and Cynthia L. Morgan acknowledged the execution of the instrument to be the voluntary act and deed of the Iowa Foundation for Educational Administration, Inc. by it and by them voluntarily executed.

By:	/s/ MARY JANE GREENAWALD
Notary Public in and for the State of Iowa